EXHIBIT 5









                          Shanley & Fisher, P.C.
                           131 madison Avenue
                      Morristown, New Jersey 07962-1979







                                 October 8, 1997




Chem International, Inc.
201 Route 22
Hillside, New Jersey  07205

Ladies and Gentlemen:

        We have acted as special counsel to Chem International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and sale of up to 1,000,000 shares of the Company's common stock, par value $.002 per share (the "Shares") pursuant to the Company's Stock Option Plan ("Stock Option Plan").

        For purposes of this opinion, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of the Registration Statement, together with exhibits filed as a part thereof, and all such other documents, records, certificates, including certificates of public officials, and other instruments as we have deemed necessary or appropriate.

        Based upon the foregoing, we are of the opinion that:

        1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.




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        2.       The  Shares  have been duly  authorized  and,  when sold in the manner  and for the  consideration  contemplated  by the  Stock
                 Option Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. By giving the foregoing consent, we do not admit that we are persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       SHANLEY & FISHER, P. C.